UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 11, 2014

CardioGenics Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-28761	88-0380546
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

6295 Northam Drive, Unit 8, Mississauga, Ontario, L4V 1W8

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code: 905.673.8501

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 8.01 Other Events	3

SIGNATURE	4

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Item 8.01 – Other Events

In its Current Report on Form 8-K filed on June 13, 2014, CardioGenics Holdings Inc. (the “Company”) reported that it had entered into subscription agreements with 13 investors (including three institutional investors) for the sale and issuance of 12,000,000 shares of its common stock (the “Private Placement Shares”) in exchange for $1,300,000, or $0.11 per share (the “Polish Offering”).

On July 25, 2014, the Company was informed by WDM Autoryzowny Doradca Sp. Z o.o., which was providing advisory services to the Company in connection with the listing of the Private Placement Shares on the NewConnect Market of the Warsaw Stock Exchange (the “Advisor”) and WDM Dom Maklerski S.A., which was acting as the offering agent for the Polish Offering (the “Offering Agent”), that efforts to list the Private Placement Shares on the NewConnect Market were being terminated due to the Company not currently meeting the shareholder equity requirements of the Warsaw Stock Exchange and the unlikelihood that it will be able to do so in the near term. The Advisor also cited the approximate 50% decrease in the Company’s stock price from June 1, 2014 to July 1, 2014 as a significant concern.

The Advisor and the Offering Agent also informed the Company that their respective agreements with the Company have been terminated and the proceeds from the Polish Offering, which were being held in escrow by the Offering Agent, have been returned to the respective investors.

The Advisor and the Placement Agent have proposed an alternative strategy for achieving a listing on the NewConnect Market, which would utilize a “reverse merger” structure involving a to-be-established Polish subsidiary of the Company and an entity already listed on the NewConnect Market. The Company is currently reviewing this proposal but no determination has been made as to whether such an alternative listing approach would be feasible.

The Company is currently in discussions with other parties regarding alternative financing arrangements.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDIOGENICS HOLDINGS INC.

By:	/s/ Yahia Gawad
Name:	Yahia Gawad
Title:	Chief Executive Officer

Dated: August 11, 2014

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